Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

China Telecom Group Yellow Pages Information Company Ltd.	People’s Republic of China

China Telecom (Hong Kong) International Limited	Hong Kong Special Administrative Region of the PRC

China Telecom (Australia) Pty Ltd.	Australia

China Telecom (Singapore) Pte Limited	Singapore

China Telecom System Integration Co., Limited	People’s Republic of China

China Telecom (Americas) Corporation	Delaware, United States of America

China Telecom Best Tone Information Service Co., Limited	People’s Republic of China

China Telecom (Macau) Company Limited	Macau Special Administrative Region of the PRC

Tianyi Telecom Terminals Company Limited	People’s Republic of China

E-surfing Pay Co., Ltd.	People’s Republic of China

Besttone E-Commerce Co., Ltd. (1)	People’s Republic of China

Esurfing Media Co., Ltd.	People’s Republic of China

Shenzhen Shekou Telecommunications Company Limited	People’s Republic of China

(1)	We have agreed to sell our 100% equity interest in this company to Satcom Guomai, pending completion. See “Item 4 – Information on the Company—A. History and Development of the Company—Our Proposed Sale of Besttone E-Commerce Co., Ltd.”